EXHIBIT 15

IRA Lawyer, LLC	www.iralawyer.com

Aspen Mortgage Income Fund II, LLC

520 West 103rd Street #108

Kansas City, MO 64114

Re:	Aspen Mortgage Income Fund II, LLC, Form 1-A Regulation A Offering Statement Tax Opinion

This opinion letter is furnished to you pursuant to Item 608(b)(8) of Regulation S-K in connection with a Form 1A Regulation A Offering Statement (the "Registration Statement") filed or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act"), as amended, for the registration of 50,000 Units, representing limited liability company ownership interests, of Aspen Mortgage Income Fund II, LLC (the "LLC").

I have examined the Offering Statement and Exhibits thereto. I have also examined and relied upon the Certificate of Existence filed with the Missouri Secretary of State, as amended to date, and the operating agreement of the LLC, as amended to date, and such other documents, agreements, instruments and certificates of public officials of the State of Missouri and of authorized persons of the LLC as I have deemed necessary for purposes of rendering the opinions set forth below (the foregoing documents are collectively referred to herein as the "Documents").

In expressing the opinions set forth below, I have assumed, and so far as is known to me there are no facts inconsistent therewith, that all Documents submitted to us as originals are authentic, all Documents submitted to us as certified or photo static copies conform to the original document s, all signatures on all such Documents are genuine, all public records reviewed or relied upon by us or on our behalf are true and complete, all statements and information contained in the Documents are true and complete, and all signatories to the Documents were legally competent to do so.

I have also assumed and relied upon the truth, accuracy and correctness of (a) the statements contained in the Registration Statement, and (b) the representations, views, beliefs, and intentions of the Managing Member made or otherwise set forth in the Registration Statement.

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Subject to all of the qualifications herein and in reliance upon the representations and assumptions set forth herein, I am of the opinion that the following material income tax issues should, more likely than not, have a favorable outcome on the merits if challenged by the IRS and litigated and decided by a court of law:

(1)	The LLC will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation;

(2)	The LLC will not be classified as a "publicly traded partnership" under Section 7704 of the Code;

(3)	A Member's interest in the Partnership will be treated as a passive activity;

(4)	The activities contemplated by the LLC will be considered activities entered into for profit by the LLC;

(5)	The LLC is not currently required to register as a tax shelter with the IRS under Section 6111 of the Code prior to the offer and sale of the Units;

(6)	LLC items of income, gain, loss, deduction and credit will be allocated between the Members substantially in accordance with the allocation provisions of the Operating Agreement, and

(7)	The LLC will not be classified as a "tax shelter" under Section 6662(d) of the Code for purposes of determining certain potential exemptions from the application of the accuracy-related penalty provisions.

The opinions expressed above depend upon, and are qualified by, the LLC's ability, through its actual operations, to comply with the Qualifying Income Requirements of sections 7704(c)(2) and (d) of the Internal Revenue Code of 1986, as amended (the "Code"), or compliance by the partners of the Partnership with the requirement that Partnership interests not be readily tradable on a secondary market or the functional equivalent thereof as described in Code section 7704(b)(2) and corresponding Regulations.

No opinion is given as to the tax consequences to investors at the individual level with regard to any tax issue that depends upon the specific facts and circumstances of an individual partner. Such tax consequences include, but are not limited to, the application of alternative minimum taxes, investment interest limitations or the application at the partner level or Code Section 183 limitations on losses from activities not entered into for profit.

I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The opinions expressed above are limited to the federal income tax law of the United States, and I do not express any opinion herein concerning any other law. Such opinions are based on my examinations stated herein, the Code, the U.S. Treasury regulations (the "Regulations") there under, published rulings of the Internal Revenue Service, and cases or other relevant authority as are pertinent, all as of the date of this letter. Therefore, no assurance can be given that the opinions stated herein maybe affected by changes in the Code, the Regulations and other relevant authority, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. I also hereby consent to the reference to our firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

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